Exhibit 10.2

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

This Amended and Restated Stock Purchase Agreement (this "Agreement") is entered into this 24th day of August, 2005, by and between CellStar International Corporation/Asia, a Delaware corporation with an address of 1730 Briercroft Court, Carrollton, Texas, U.S.A. 75006 ("CICA"), as the sole owner of all of issued and outstanding shares of voting capital stock (the "Stock") of CellStar (Asia) Corporation Limited, a company organized and existing under the laws of Hong Kong (the "Company"), and Fine Day Holdings Limited, a British Virgin Islands company ("Newco") with an address of c/o Stephan, Oringher, Richman & Theodora, 2029 Century Park East, Sixth Floor, Los Angeles, California, U.S.A. 90067

WHEREAS, the CICA and An-Hsien Horng ("Horng") entered into that one certain Stock Purchase Agreement (the "Original Agreement") dated August 21, 2005 (the "Effective Date"), under the terms of which the parties agreed that Newco would purchase eighty-one percent (81%) of the authorized, issued and outstanding shares of Stock of the Company from CICA; and

WHEREAS, after further negotiation, the parties wish to modify the Original Agreement to provide that Newco will purchase one hundred percent (100%) of the authorized, issued and outstanding shares of Stock of the Company (the "Stock"); and

WHEREAS, the parties hereto desire to amend the Original Agreement as hereinafter provided and have agreed for purposes of clarity and ease of administration, to amend the Original Agreement and then restate the Original Agreement in its entirety by means of this Agreement.

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NOW, THEREFORE, Newco and CICA, for good and valuable consideration and intending to be legally bound hereby, desire to enter into the transactions described below, and the Original Agreement is hereby amended and restated in its entirety as follows:

    Purchase of Stock. Newco hereby agrees to purchase from CICA, and CICA hereby agrees to sell, transfer and convey to Newco, the Stock. At the Closing (defined below), Newco shall pay to CICA the total consideration of Twelve Million Dollars (US$12,000,000) as follows:

    One Million Dollars (US$1,000,000) (the "Escrow Deposit") in cash via wire transfer to an escrow account designated by The Bank of New York (the "Escrow Agent") pursuant to the Escrow Agreement between the parties hereto and the Escrow Agent, as more particularly set forth in Section 2 below, on or before 5 p.m. Eastern Daylight Time on August 26, 2005;

      Five Million Dollars (US$5,000,000) in cash at Closing (as hereinafter defined) via wire transfer to an account designated by CICA; and

      Delivery of a subordinated promissory note in the principal amount of Six Million Dollars (US$6,000,000) (the "Note"), substantially in the form attached hereto as Exhibit A.

"Closing" of the transactions contemplated herein shall occur on or before August 31, 2005, unless extended by mutual agreement of the parties. At the Closing, and in addition to the other requirements set forth herein, CICA will transfer one or more certificates representing the Stock to Newco, duly endorsed and with all other requisite documents of transfer, and Newco shall deliver the cash consideration and the Note.

2. Escrow Deposit. The Escrow Deposit shall be deliverable by the Escrow Agent to CICA at the Closing as part of the delivery of the cash portion of the Purchase Price for the Stock pursuant to a joint statement executed by Newco and CICA that all conditions precedent to Closing have been satisfied or waived by them. In the event that Newco is unable to satisfy any conditions precedent to the obligations of CICA to close this transaction, then CICA shall be entitled to the Escrow Deposit. Furthermore, in the event CICA shall provide to the Escrow Agent on or before August 31, 2005, evidence to show that CICA has obtained (i) the written consent and approval of CICA's secured lender as required by Section 6(a) hereof and (ii) the approval by the Boards of Directors of CICA and CellStar Corporation as required by Section 6(b) hereof; and (iii) the fairness opinion required by Section 6(c) hereof, then the Escrow Agent shall deliver the Escrow Deposit to CICA (the "Escrow Conditions"). If any conditions precedent to CICA's obligations to close described in Section 6 hereof have not occurred by the Closing, and CICA is unwilling to waive such conditions and proceed with the Closing, then at CICA's option, (x) CICA may elect not to close, and the Escrow Agent shall deliver the Escrow Deposit to Newco if the Escrow Deposit has not previously been paid to CICA as provided in this Section 2, or (y) CICA may elect to extend the date for Closing until such time as the conditions have been satisfied or CICA is willing to waive such conditions, provided that the cash portion of the Purchase Price and the principal amount of the Note shall each be reduced by $62,500 (for a total reduction of $125,000) for each week (or a prorated amount thereof) until the Closing occurs. If CICA elects to delay the Closing pursuant to clause (y), it may, at its option, choose at any time not to proceed to Closing, in which case the Escrow Agent shall deliver the Escrow Deposit to Newco if the Escrow Deposit has not previously been paid to CICA as provided in this Section 2. If any of the conditions precedent to Newco's obligations to close the transactions described in this Agreement which are outside of Newco's unilateral control have not occurred on or before the Closing date, Newco shall be entitled to a full refund of is Escrow Deposit. If, however, a condition precedent to Newco's obligations to close is within its control and is not waived by Newco, then the Escrow Deposit shall be deliverable to CICA assuming it has satisfied the Escrow Conditions.

3. Retained Assets. The Company and its wholly-owned subsidiary Shanghai CellStar International Trading Co. Ltd. ("Shanghai CellStar") shall assign to and CICA shall obtain title to and control over all claims against vendors set forth on Schedule 1 hereto on or before the Closing, including, but not limited to that certain judgment obtained by Shanghai CellStar against Dbtel for the return of a pre-paid deposit (the "Dbtel Claim")(all of such claims listed on Schedule 1 being collectively referred to as the "Claims"), and (ii) all intercompany accounts on the books of the Company as of the Closing and listed on Schedule 2 hereto (the "Intercompany Accounts," which together with the Claims, the "Retained Assets"). The assignment of the Retained Assets shall be substantially in the form attached hereto as Exhibit B. Excluding the Retained Assets and the Stock, from and after the Effective Date, CICA will not permit the Company to dispose of, commit, modify or take any action with respect to any of the assets, cash, inventories, accounts and other properties of the Company and its subsidiary entities, other than in the ordinary course of business and in full compliance with applicable law, without Newco's prior written consent, except for the return to the manufacturers of Motorola and Nokia product inventory currently in Shanghai CellStar's inventory. Prior to the Closing the parties will enter into an escrow agreement with an escrow agent in the Peoples Republic of China providing for an escrow account into which Motorola will pay any cash that CellStar Shanghai is entitled to receive as a result of product that CellStar Shanghai returned to Motorola prior to the Closing. Cash in the escrow account will be paid to Nokia or CellStar Shanghai as follows: (i) upon the delivery of a joint instruction letter to the escrow agent signed by Shanghai CellStar and CICA or (ii) on or after the 91st day after the Closing, upon the delivery of an instruction letter signed by CICA

4. Representations of CICA. CICA hereby represents and warrants to Newco as follows:

(a) Good Standing. CICA is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted in all jurisdictions where the Company conducts business as of the Effective Date.

(b) Title. CICA is the sole owner of all of the issued and outstanding shares of Stock of the Company. CICA owns the Stock free and clear of any mortgages, pledges, liens, encumbrances, charges, restrictions on transfer, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, rights of first refusal or first offer, voting agreements or other limitations except for (i) the security interest granted pursuant to that certain Loan and Security Agreement dated as of September 28, 2001, as amended, between CellStar Corporation and certain of its subsidiaries, including CICA, as borrowers, Wells Fargo Foothill as Arranger, Administrative Agent and a Lender, and the Lenders signatories thereto (the "Encumbrance"), and (ii) the purchase and sale contemplated hereby. The delivery by CICA to Newco at the Closing of the certificates representing the Stock, duly endorsed or accompanied by usual and customary instruments of transfer, will transfer to Newco good title to the Stock free and clear of any mortgages, pledges, liens, encumbrances, charges, restrictions on transfer, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, rights of first refusal or first offer, voting agreements or other limitations, including the Encumbrance.

    Authority. CICA has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to sell, assign, transfer and deliver the Stock to be sold by CICA to Newco as of the Closing. This Agreement has been duly executed and delivered by CICA and constitutes the valid and binding obligation of CICA enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, and other laws affecting creditors' rights generally and to limitations in the availability of equitable remedies. The execution and delivery of this Agreement by CICA and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under any indenture, lease, agreement or other instrument to which CICA is a party or by which it or any of its properties are bound, except as would not, either individually or in the aggregate, have a material adverse effect on CICA (other than such consents as are to be obtained prior to or upon the effective date hereof), or (ii) require any consent, approval or authorization of, or declaration or filing with, any governmental authority , except where the failure to obtain one of the foregoing would not, either individually or in the aggregate, have a material adverse effect on CICA (other than such consents, approvals, authorizations or filings as are to be obtained prior to the effective date hereof).

(d) No Other Rights, Ownership Interests or Adverse Claims. No affiliate of CICA, or any other person or entity, has any option, warrant, subscription, or other right or agreement to acquire any interest in the Stock or any other shares of capital stock of the Company, or, to CICA's knowledge, any of the assets or rights of the Company or any of its subsidiary entities. For purposes of this subsection (d), the knowledge of Horng shall not be imputed to CICA.

(e) No Brokers. Neither CICA nor any of its affiliates has made any agreement or taken any action which will cause any person or entity to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

(f) No Other Representation or Warranty. Other than as expressly set forth in this Section 4 neither CICA nor any of its officers, directors, employees, agents, representatives or affiliates, make any representation or warranty whatsoever and, specifically, make no representation or warranty as to the financial condition, results of operations, cash flows, business, properties, prospects or creditworthiness of, or any other circumstance in connection with the Company or any of its subsidiaries.

5. Representation of Newco. Newco hereby represents and warrants to CICA as follows:

(a) Good Standing. Newco will be duly organized, validly existing and in good standing where it is formed and conducts business, and will have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

    Authority. Newco has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement as of the Closing. This Agreement, the Note and the Assignment have been duly executed and delivered by Newco and constitute the valid and binding obligations of Newco enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium, reorganization, and other laws affecting creditors' rights generally and to limitations in the availability of equitable remedies.

(c) No Brokers. None of Newco or any of its stockholders or affiliates have made any agreement or taken any action which will cause any person or entity to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

6. CICA's Conditions to Closing. CICA's obligation to sell the Stock to Newco and to consummate the other transactions contemplated by this Agreement is expressly conditioned upon and subject to the satisfaction or written waiver by CICA of the following conditions:

    the written consent and approval of Wells Fargo Foothill, secured lender to CICA permitting the transfer of the Shares to Newco and releasing any rights and interests it may have in and to the Shares or any of the assets or rights of the Company notwithstanding the terms and conditions of the Encumbrance;

    the adoption of one or more resolutions of the Board of Directors of CICA and CellStar Corporation approving the sale of the Stock and the other transactions contemplated in this Agreement;

    the delivery to CICA of a fairness opinion from a financial advisor to the CICA, in form and substance reasonably acceptable to CICA;

(d) the release and termination of the Guarantee issued by CellStar Corporation to Motorola Inc. for the benefit of the Company and its subsidiaries;

(e) the release and termination of the Guarantee issued by CellStar Corporation to Nokia OYJ for the benefit of the Company and its subsidiaries;

(f) the delivery to CICA of the Assignment executed by the Company in form and substance reasonably acceptable to CICA and acknowledged by Newco;

(g) the execution and delivery of the Escrow Agreement, substantially in the form attached hereto as Exhibit C, by Newco, CICA and Bank of New York on or before 5pm Easter Daylight Time on August 25, 2005;

(h) the delivery to CICA of the Trademark License Agreement, substantially in the form attached hereto as Exhibit D, executed by Newco and the Company in form and substance reasonably acceptable to CICA;

    the delivery to CICA of a mutual release, substantially in the form attached hereto as Exhibit E, executed by Mr. Horng An-Hsien;

    the parties shall have had a mutually satisfactory consultation with Hong Kong Inland Revenue Department and/or KPMG regarding certain delinquent tax return filings in Hong Kong by the Company; and

    Delivery of a certificate confirming that the representations and warranties of Newco contained herein are true and correct as of the Closing, and that the conditions precedent to Newco's performance under this Agreement have either been satisfied or waived by Newco.

7. Newco's Conditions to Closing. Newco's obligation to purchase the Stock from CICA and to consummate the other transactions contemplated by this Agreement is expressly conditioned upon and subject to the satisfaction or written waiver by Newco of the following conditions:

(a) Execution for transfer and valid delivery by CICA to Newco of good and marketable title to the Shares free and clear of the Encumbrance;

(b) Execution and delivery by CellStar Ltd. of a Trademark License Agreement in the form and substance of Exhibit D attached hereto; and

(c) Delivery of a certificate confirming that the representations and warranties of CICA contained herein are true and correct as of the Closing, and that the conditions precedent to CICA's performance under this Agreement have either been satisfied or waived by CICA.

8. Additional Mutual Releases. Newco has requested that CICA enter into additional mutual releases, substantially in the form attached hereto as Exhibit F, with certain additional current and former employees of the Company and Shanghai CellStar as are identified by Newco prior to Closing. CICA has agreed that it shall delay taking any legal action against such additional individuals for a period of sixty (60) days following Closing, pending receipt of fully executed mutual releases for such individuals. CICA hereby covenants and agrees that the delivery of each and any mutual release by a current or former employee of the Company or Shanghai CellStar in the form of Exhibit F within this 60 day period, CICA, on its own behalf and on behalf of its affiliates will automatically be deemed to have released each such employee. in accordance with the terms of that mutual release agreement.

9. Trademarks. As of the Closing, Newco shall enter into the Trademark License Agreement with CellStar, Ltd. pursuant to which Newco shall have the fully paid exclusive right to use the "CellStar" name and logo (the "Marks") in all of its business dealings within the People's Republic of China ("PRC") and Hong Kong, but excluding the Chinese territory of Taiwan, for a period of a ninety-nine (99) years. A lump sum payment of all license and royalty fees for the Marks will be made on or before the closing of the transactions herein. Payment will be made in the form of an assignment of certain off-setting intercompany accounts receivable due the Company and/or its affiliates.

10. Access to Information. Newco agrees that it shall cause the Company to make available to CICA during normal business hours such historical financial, operational and other information, documents or other data pertaining to the historical business operations of the Company and its wholly-owned subsidiaries, which CICA may deem necessary or appropriate in connection with any required filings, or in connection with any claims, litigation or governmental investigations which may arise following Closing. All requests for information shall be directed to Mr. Horng An-Hsien or his designee. CICA shall reimburse Newco for any expenses incurred by Newco as a result of such assistance.

11. Indemnification. Each of Newco and CICA agree to indemnify, defend and hold harmless the other party for all costs, expenses, liabilities, fines, fees and judgments (including reasonable attorneys' fees) arising out of or resulting from any claim, demand, action, proceeding or lawsuit relating to any breach of any representation or warranty provided in this Agreement, violation or other action of the indemnifying party. Additionally, CICA will indemnify and hold harmless the Company resulting from any legal expenses and any resulting liability arising from the pursuit or prosecution by CICA or any of its affiliates of the Claims covered by the Assignment. This indemnification obligation shall not be limited or restricted by the existence of any insurance coverage and shall survive the consummation or termination of this Agreement. In addition, to the extent that any of the officers or directors of the Company were covered under any policy of directors and officers liability insurance maintained by CICA, its parent or any affiliate of CICA, such individuals shall continue to be covered under such insurance to the extent that any former officers or directors of such parties would be covered.

12. Miscellaneous. This Agreement shall be deemed to have been entered into and performed in Hong Kong and shall thereby be governed by and interpreted in accordance with the laws of Hong Kong. Any disputes between the parties hereto relating to or arising under this Agreement that cannot be resolved by good faith negotiation within sixty (60) days or notice thereof shall be brought, heard and determined in the appropriate court in Hong Kong. This Agreement represents the entire agreement between the parties with respect to the sale and purchase of the Stock and may not be modified or amended except in a writing signed by authorized representatives of each party.

[Signature page follows]

AGREED AND ACCEPTED:

CellStar International Corporation\Asia:

By: ___/s/ Elaine Flud Rodriguez________

Name: Elaine Flud Rodriguez

Title: Senior Vice President

Fine Day Holdings Limited

s/ An-Hsien Horng

Name: An-Hsien Horng

Title: Chief Executive Officer

Acknowledged and Agreed:

/s/ An-Hsien Horng

An-Hsien Horng, Individually